Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

June 27, 2025 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenue for the fourth quarter ended September 30, 2024 of $20.9 million was relatively unchanged from the quarter ended September 30, 2023. Gross profit as a percentage of net revenue was 25.6% for the quarter ended September 30, 2024, compared to 31.7% for the quarter ended September 30, 2023. The higher gross profit margin in fiscal 2023 was due to increased parts sales at higher margins, absorption, and closing out of certain equipment sales recognized over time.

Operating income for the quarter ended September 30, 2024 decreased to $1.2 million compared to $2.7 million for the quarter ended September 30, 2023 due primarily to the reduced gross profit margin. The Company had net non-operating income of $2.5 million for the quarter ended September 30, 2024 compared to $0.9 million for the quarter ended September 30, 2023. The Company’s income tax expense was $2.3 million for the quarter ended September 30, 2024 compared to $0.5 million for the quarter ended September 30, 2023. Net income for the quarter ended September 30, 2024 was $1.5 million compared to $3.1 million for the quarter ended September 30, 2023.

Net revenue for the year ended September 30, 2024 increased 7.7% to $113.2 million from $105.1 million for the year ended September 30, 2023. Gross profit margin was 27.7% in fiscal 2024 compared to 27.6% in fiscal 2023. In the fourth quarter of fiscal 2023, gross profit margin was positively impacted on closing out of certain equipment sales recognized over time.

Product engineering and development expense in fiscal 2024 decreased $145,000 to $3,313,000 from $3,458,000 in fiscal 2023 on reduced headcount. Selling, general and administrative (“SG&A”) expenses in fiscal 2024 increased $2,173,000 to $14,327,000 from $12,154,000 in fiscal 2023. The increase in SG&A expenses was primarily due to increased trade show expenses, professional fees, and sales commissions on higher net revenue.

Fiscal 2024 had operating income of $13,687,000 versus $13,425,000 in fiscal 2023. The impact of increased sales in fiscal 2024 was offset by increased SG&A expenses as compared to fiscal 2023.

For the year ended September 30, 2024, the Company had net other income of $7,043,000 compared to $5,351,000 for the year ended September 30, 2023. Interest and dividend income, net of fees, was $3,435,000 for the year ended September 30, 2024 as compared to $2,108,000 for year ended September 30, 2023. Interest income for the year ended September 30, 2024 increased, as compared to the prior year, due to higher interest rates earned on cash balances and fixed income investments. Net realized and unrealized gains on marketable securities were $3,621,000 for the year ended September 30, 2024 versus $3,243,000 for the year ended September 30, 2023. Net realized and unrealized gains in the portfolio were the result of fluctuations in the market value of fixed income securities due to interest rate changes.

The effective income tax rate for fiscal 2024 was 29.8% versus 21.9% in fiscal 2023.

Net income for the year ended September 30, 2024 was $14,558,000, or $0.99 per diluted and basic share, versus $14,666,000, or $1.00 per diluted and basic share, for the year ended September 30, 2023.

At September 30, 2024, the Company had $115.4 million in cash and marketable securities, an increase of $14.1 million over the September 30, 2023 balance of $101.3 million. The Company’s working capital was $182.2 million at September 30, 2024 versus $164.8 million at September 30, 2023. The Company has no short-term or long-term debt.

The Company’s backlog was $56.2 million at December 1, 2024 compared to $57.8 million at December 1, 2023.

Marc Elliott, Gencor’s President, stated, “Our fourth quarter revenues remained solid and in step with our prior year although we experienced some softening of margins late in the year as a result of a more competitive marketplace, especially in aftermarket sales.

Our 7.7% year-over-year revenue growth reflected our upward trajectory and solid path forward as we continued to reap the benefits of the IIJA infrastructure funding. Our strong backlog going into fiscal 2025 will carry us well into the first half of the year as demand for our products remains steady.

Looking forward we remain optimistic for fiscal 2025 as we continue to focus on our mission of market growth while delivering high quality products and services to our customers.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Consolidated Income Statements

For the Years Ended September 30, 2024 and 2023

(Unaudited)

	2024	2023
Net revenue	$113,166,000	$105,075,000
Cost of goods sold	81,839,000	76,038,000

Gross profit	31,327,000	29,037,000
Operating expenses:
Product engineering and development	3,313,000	3,458,000
Selling, general and administrative	14,327,000	12,154,000

Total operating expenses	17,640,000	15,612,000

Operating income	13,687,000	13,425,000
Other income (expense), net:
Interest and dividend income, net of fees	3,435,000	2,108,000
Realized and unrealized gains (losses) on marketable securities, net	3,621,000	3,243,000
Other	(13,000)	—

	7,043,000	5,351,000

Income before income tax expense	20,730,000	18,776,000
Income tax expense	6,172,000	4,110,000

Net income	$14,558,000	$14,666,000

Net income per common share – basic and diluted	$0.99	$1.00

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2024 and 2023

(Unaudited)

	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$25,482,000	$17,031,000
Marketable securities at fair value (cost of $88,777,000 at September 30, 2024 and $85,514,000 at September 30, 2023)	89,927,000	84,252,000
Accounts receivable, less allowance for credit losses of $390,000 at September 30, 2024 and $545,000 at September 30, 2023	1,980,000	2,467,000
Contract assets	9,339,000	1,508,000
Inventories, net	63,762,000	71,527,000
Prepaid expenses	2,352,000	2,169,000

Total current assets	192,842,000	178,954,000

Property and equipment, net	11,472,000	13,246,000
Deferred and other income taxes	3,424,000	3,343,000
Other long-term assets	383,000	381,000

Total Assets	$208,121,000	$195,924,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,001,000	$3,269,000
Customer deposits	5,018,000	6,815,000
Accrued expenses	3,255,000	3,753,000
Current operating lease liabilities	330,000	328,000

Total current liabilities	10,604,000	14,165,000
Unrecognized tax benefits	1,376,000	176,000

Total liabilities	11,980,000	14,341,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at September 30, 2024 and 2023	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at September 30, 2024 and 2023	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	182,085,000	167,527,000

Total shareholders’ equity	196,141,000	181,583,000

Total Liabilities and Shareholders’ Equity	$208,121,000	$195,924,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, the impact of the invasion by Russia into Ukraine and the conflict between Israel and Hamas, including hostilities involving Iran, as well as actions taken by other countries, including the U.S., in response to such conflicts, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2024: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000